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                                                               EXHIBIT (h)(3)(i)

                     FIRST AMENDMENT TO AMENDED AND RESTATED
                          FINANCIAL GUARANTY AGREEMENT

      FIRST AMENDMENT, dated as of November 12, 2002, (the "Amendment"), to the Amended and Restated Financial Guaranty Agreement, dated as of March 1, 2002, (the "Agreement") among MBIA INSURANCE CORPORATION, a New York monoline stock insurance company (the "Insurer"), ING INVESTMENTS, LLC, an Arizona limited liability company ("ING"), AELTUS INVESTMENT MANAGEMENT, INC., a Connecticut corporation )"Aeltus"), and ING SERIES FUND, INC. (formerly known as "Aetna Series Fund, Inc.") a Maryland corporation (the "Fund").

                                   WITNESSETH:

      WHEREAS, ING, Aeltus and the Fund have requested, and upon this Amendment becoming effected, the Insurer has agreed, that certain provisions of the Agreement be amended in the manner provided for in this Amendment.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1. Defined Terms. All capitalized terms defined in the Agreement and used herein shall have the meanings given to them therein.

      2. Amendments to Section 1.1. Section 1.1 of the Agreement is hereby amended by the addition of the following new definition in alphabetical order:

      '"Qualified Repurchase Agreements' shall mean, with respect to any PPF and any Valuation Date, repurchase agreements that (i) mature in no more than seven days, (ii) are 102% fully collateralized with cash, U.S. Treasury securities or U.S. agency debentures, (iii) are marked-to-market and remargined daily, and (iv) are issued by sellers that at the time of issue have a short-term rating of P-l from Moody's and A-1 or A-1 + from Standard and Poor's, or in the absence of a short-term rating of the issuer, the parent of the issuer has a short-term rating of P-l from Moody's and A-l or A-1+ from Standard and Poor's, provided that a repurchase agreement will not be a Qualified Repurchase Agreement if immediately after its purchase the aggregate amount of all Qualified Repurchase Agreements would exceed 10% of the Total Net Assets."

      3. Amendment to Section 3.1. Section 3.1 (b)(i) of the Agreement is hereby amended by deleting the word "and" immediately before, and by inserting the phrase "and (5) Qualified Repurchase Agreements," immediately after, clause (4) thereof.

      4. Amendment to Section 3.2.(c). Section 3.2.(c) of the Agreement is hereby amended by deleting the entire Section and adding the following new
Section:

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      "the aggregate Market Value of all Cash Equivalents held by such PPF (less
Cash Associated with Futures and Cash Margin with respect to such PPF) on any Valuation Date shall not exceed 4% of the Total Net Assets with respect to such PPF on such Valuation Date; provided, however, that during the 180 day period prior to the Maturity Date of such PPF the aggregate market Value of all Cash Equivalents held by such PPF on any Valuation Date may exceed 4% of the total
Net Assets with respect to such PPF on such Valuation Date provided that no more than 4% of the Total Net Assets with respect to such PPF consist of Cash Equivalents described in clauses (2), (3), (4), or (5) of Section 3.1 (b)(i);"

      5. Conditions of Effectiveness. This Amendment shall become effective on the date on which the Insurer, ING, Aeltus and the Fund shall have executed and delivered this Amendment.

      6. No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented by this amendment or by any prior amendment, the provisions of the Agreement are and shall remain in full force and effect.

      7. Governing Law. This Amendment and the rights and obligation of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

      8. Counterparts. This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, each of the undersigned have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written

AELTUS INVESTMENT                           MBIA INSURANCE CORPORATION
MANAGEMENT, INC.

/s/  Michael Gioffre                        /s/  Louis G. Lenzi
------------------------------------        ------------------------------------
By: Michael Gioffre                         By: Louis G. Lenzi
Title: Sr. Vice President                   Title: Managing Director

ING SERIES FUND, INC                        ING INVESTMENTS, LLC

/s/ Kimberly A. Anderson                    /s/ Kimberly A. Anderson
------------------------------------        ------------------------------------
By: Kimberly A. Anderson                    By: Kimberly A. Anderson
Title: Secretary                            Title: Secretary

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